Exhbit 99.1

March 4, 2019
The D3 Family Funds
19605 NE 8th Street
Camas, WA 98607
 Attn: David Nierenberg
Dear Mr. Nierenberg:
This letter (“Agreement”) confirms the understanding and agreement between Houston Wire & Cable Company (“Company”) and Nierenberg Investment Management Company, Inc., on behalf of themselves and the D3 Family Funds, including The D3 Family Fund, L.P. and The D3 Family Bulldog Fund, L.P. (collectively, “D3”), regarding the Company’s disclosure of certain sensitive business information. The parties hereto wish to enter into this Agreement to protect and safeguard the confidentiality of that information.
Subject to the exceptions set forth below, this Agreement extends to all information (regardless of the manner in which it is furnished) relating to the Company or any third party, their respective businesses or operations (including financial information, projections, business plans, strategies or other business or technical information) that is disclosed to D3 or its Representatives (as defined below) by or on behalf of the Company or its Representatives, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, the “Confidential Information”).
References to “Representatives” in this Agreement shall mean, with respect to any party hereto, its Affiliates (as defined below) and the officers, directors, partners (but excluding limited partners), employees, agents and advisors (including legal, accounting and financial advisors) of such party and its Affiliates. Notwithstanding the foregoing, with respect to D3, Representatives shall not include external financial advisors and any potential financing sources. Confidential Information shall not include information that D3 can demonstrate through written records (a) is or becomes generally available to the public other than as a result of direct or indirect disclosure by D3 or its Representatives, (b) was available to D3 or its Representatives on a non-confidential basis prior to its disclosure by or on behalf of the Company or its Representatives, provided that the source of such information is reasonably believed by D3, after reasonable inquiry, not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or another person, (c) becomes available to D3 or its Representatives on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is reasonably believed by D3, after reasonable inquiry, not to be bound by an obligation of confidentiality to the Company or another person or (d) is independently developed by D3 or its Representatives without reference to, incorporation of, or other use of, any Confidential Information or information from any source that is bound by an obligation of confidentiality to the Company or another person.

Subject to the terms herein, unless otherwise agreed in writing by the Company, D3 shall, and shall cause its Representatives to, (a) use the Confidential Information for the sole purpose of evaluating D3’s continued investment in the Company, and (b) keep the Confidential Information confidential and not disclose it to any person or entity other than its Representatives (i) who need to know the Confidential Information for the sole purpose of evaluating D3’s continued investment in the Company, (ii) who are informed by D3 of the confidential nature of the Confidential Information, and (iii) who agree to maintain the confidentiality of the Confidential Information and otherwise act in accordance with the terms of this Agreement as if they were a party hereto. D3 shall be responsible for any breach of this Agreement by its Representatives. Notwithstanding the foregoing, to the extent required in connection with any Schedule 13D or amendment thereto, D3 and its Representatives may disclose the existence and content of this Agreement, the fact that discussions are or have been taking place and the status of such discussions, and may file this Agreement as an exhibit.
To the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates the Company to reveal material subject to the attorney- client privilege, work product doctrine or any other applicable privilege.
Promptly after D3 or any of its Representatives learns that it may or will be legally compelled to disclose Confidential Information (whether by interrogatories, subpoenas, civil investigative demands or similar process) or is requested to disclose Confidential Information by a governmental authority or agency pursuant to a valid and effective governmental order or subpoena, D3, to the extent legally permissible, must notify the Company in writing of that compulsion or request. D3 and its Representatives will reasonably cooperate with the Company to enable the Company, at the Company’s expense, to obtain a protective order or other similar relief. If, in the absence of a protective order or waiver, D3 or any of its Representatives is legally compelled to disclose Confidential Information, D3 and its Representatives will disclose only so much of the Confidential Information as, on the advice of legal counsel (which may be internal legal counsel), is legally required. In any such event, D3 and its Representatives agree to use their reasonable best efforts to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.
Following the expiration of the Term, prior to D3 or its Representative disclosing any Confidential Information, D3 or its Representative shall provide the Company with written notice of the proposed disclosure at least 5 days prior to making such disclosure to allow the Company to make a disclosure, if it so elects.
For the avoidance of doubt, it is understood that D3 and its Representatives shall not be deemed to be required by applicable laws or regulations or otherwise legally compelled to disclose any Confidential Information by virtue of the fact that, absent such disclosure, D3 and its Affiliates would be (a) prohibited from engaging in transactions with respect to the Company or its common stock, par value $0.001 per share (the “Common Stock”), or (b) unable to file any proxy or other solicitation materials in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder.

Promptly upon the Company’s written request at any time, D3 shall, and shall cause its Representatives to, either return to the Company or destroy all Confidential Information (provided that any such destruction shall be certified by D3) without retaining any copies, summaries or extracts thereof, and D3 shall send the Company a written certification of a duly authorized officer that all such information has been returned or destroyed in compliance herewith, provided that D3 may retain a copy of any Confidential Information to the extent it reasonably believes that it is required to do so in order to comply with applicable law, including the recordkeeping requirements under the Investment Advisers Act of 1940, as amended. Notwithstanding any such return or destruction of Confidential Information, D3 and its Representatives shall remain bound by their obligations herein.
D3 hereby acknowledges that the Confidential Information may include material non-public information and that it is aware, and that it will advise its Representatives that are informed as to any matters that are the subject of this Agreement, that the United States securities laws restrict certain persons with material non-public information about a company, obtained directly or indirectly from that company, from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities on the basis of such information.
D3 agrees that, during the Term (as defined below), unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s Board of Directors, it shall not, and shall cause each of its Affiliates or Associates (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Exchange Act) (collectively with D3, the “D3 Affiliates” and each a “D3 Affiliate”) not to, directly or indirectly, in any manner, alone or in concert with others:
(a) make, engage in, or in any way participate in, directly or indirectly, any solicitation of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, encourage or influence any person other than any D3 Affiliate with respect to the voting of any securities of the Company, other than a solicitation in support of a recommendation of the Board at any stockholder meeting (subject to compliance with this Agreement), or make or be the proponent of any stockholder proposal, except in all cases as expressly permitted by this Agreement;
(b) form, join, encourage, influence, advise or in any way participate in any group (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of D3 and D3 Affiliates) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except as expressly permitted by this Agreement;

(c) acquire, announce an intention to acquire, offer, seek or propose to acquire, or agree to acquire, by purchase, gift, tender or exchange offer, or otherwise, beneficial or record ownership of any securities of the Company from the Company or third parties or any other securities, rights or interests, including without limitation, options, swaps, derivatives or convertibles or other similar instruments, whether real or synthetic, that provide D3 or any D3 Affiliates the right to vote or to direct the voting of any securities of the Company or otherwise convey the economic interest of beneficial ownership of any securities of the Company, except as a result of a stock split, stock dividend or other pro rata distribution made by the Company to its stockholders and in which D3 or any D3 Affiliate participates solely in its capacity as a stockholder;
(d) other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, in each case, subject to compliance with the prohibition on trading while in possession of material nonpublic information, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, securities of the Company or any rights decoupled from the underlying securities of the Company held by D3 or any D3 Affiliate to any person or entity not a party to this Agreement (a “third party”) that, to D3’s or the D3 Affiliate’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such third party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any third party that, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time; provided, however, the foregoing limitations shall not apply to offers and sales (i) made following the death or disability of David Nierenberg or (ii) necessary to satisfy redemption requests from limited partners in D3 funds;
(e) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff, or other similar separation of one or more business units, scheme of arrangement, plan of arrangement or other business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or encourage, initiate or support any other third party in any such activity; provided, however, that this clause shall not preclude the tender (or action not to tender) by D3 or a D3 Affiliate of any securities of the Company into any tender or exchange offer or vote for or against any transaction by D3 or a D3 Affiliate of any securities of the Company with respect to any Extraordinary Transaction, in each case provided such offer or transaction was not made or initiated by D3 or a D3 Affiliate and no breach of clauses (a)-(j) has occurred in connection therewith;
(f) (i) call or request the calling of any meeting of stockholders, including by written consent, (ii) seek representation on, or nominate any candidate to, the Board, (iii) seek the removal of any member of the Board, (iv) solicit consents from stockholders or otherwise act or seek to act by written consent, (v) conduct a referendum of stockholders, or (vi) present at any annual meeting or any special meeting of the Company’s stockholders;
(g) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;
(h) make any public disclosure, announcement or statement or take any action that, in each case, might reasonably cause the Company or any other person to conclude that they need to make public disclosure with respect to all or any of the matters set forth in this Agreement;

(i) enter into any discussions, negotiations, agreements or understandings with any third party to take or otherwise participate with any third party in any action with respect to any of the foregoing, or advise, assist, facilitate, finance, knowingly encourage, seek to persuade any third party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or
(j) request, directly or indirectly, any amendment or waiver of the foregoing (the foregoing clauses (a)-(j), collectively, the “Standstill Obligations”).
The Standstill Obligations shall not prohibit D3 or its Representatives from (x) communicating privately regarding or privately advocating in favor of or against any of the matters described in the foregoing clauses (a)-(j) with, or (y) privately requesting a waiver of any of the provisions of clauses (a)-(j) from, the  Company’s directors or officers, so long as such communications, advocacy or requests are in accordance with the confidentiality provisions of this Agreement and such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, advocacy or requests.
The Standstill Obligations shall immediately cease to apply if after the date of this Agreement (i) any person (other than D3 or a D3 Affiliate and provided no violation of the foregoing clauses (a)-(j) has occurred in connection therewith) commences a bona fide tender or exchange offer which, if consummated, would make such person (or any of its Affiliates) the beneficial owner of more than 50% of the outstanding Common Stock or other voting securities of the Company, and in connection therewith, the Company files with the SEC a Schedule 14D-9 with respect to such offer that recommends that its stockholders accept such offer or fails, within 10 business days after the date such offer is commenced, to file a Schedule 14D-9 recommending against stockholders tendering their shares in such offer, or (ii) the Company enters into a definitive agreement with a third party to effectuate (A) a sale of 50% or more of the consolidated assets of the Company and its subsidiaries, (B) a sale of (or involving) more than 50% of the Common Stock or other voting securities of the Company or (C) any other Extraordinary Transaction.
Each party acknowledges that remedies at law may be inadequate to protect the other party and its Representatives against actual or threatened breach of this Agreement. Without prejudice to any other rights and remedies otherwise available, each party agrees to the granting of specific performance or other injunctive relief in the other party’s favor without proof of actual damages or the posting of a bond or other security.
D3 acknowledges that (a) none of the Company or any of the Company’s Representatives makes or has made any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any of the Company’s Representatives shall have any liability to D3 or to any of its Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom. D3 and its Representatives (or anyone acting on their behalf, at their direction or with their encouragement) shall not directly or indirectly initiate contact or communication concerning Confidential Information with any executive or employee of the Company other than the Chief Executive Officer or Chief Financial Officer or such other persons approved in writing by the foregoing persons. For the avoidance of doubt, D3 and its Representatives (or anyone acting on their behalf, at their direction or with their encouragement) may directly or indirectly initiate contact or communication concerning Confidential Information with members of the Company’s Board, provided any such contact or communication otherwise complies with the terms of this Agreement and that the Chief Executive Officer or Chief Financial Officer of the Company shall be copied on any such written communications (and notified of any such oral communications).
This Agreement is governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. Each party hereto consents and agrees that the state or federal courts located in the State of Delaware shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Agreement.

The term “person,” as used in this Agreement, shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.
This Agreement may be executed in counterparts (including via facsimile, PDF e-mail or similar means of electronic delivery), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Except as specified above with respect to the Standstill Obligations, this Agreement shall terminate at 5:00 p.m., Central time on the later of (i) March 4, 2020 and (ii) the date that is three months following the most recent disclosure of Confidential Information. Notwithstanding the foregoing, this Agreement shall terminate sooner if, in the sole good faith determination of the Company upon D3’s request for such determination (such determination not to be unreasonably delayed), all of the material non-public information included in the Confidential Information has been publicly disclosed other than as a result of a breach of this Agreement by D3 or its Representatives or such information is no longer material (the period from the date hereof until such date and time of termination, the “Term”).  No termination shall relieve either party hereto from liability with respect to any breaches of this Agreement prior to such termination.
[Signature page follows]

Very truly yours,

HOUSTON WIRE & CABLE COMPANY

By:   /s/ James L. Pokluda III
              James L. Pokluda III
              President and CEO
Approved and agreed to:
THE D3 FAMILY FUNDS
D3 Family Fund, L.P. D3 Family Bulldog Fund, L.P.
By:         Nierenberg Investment Management Company, Inc.
              General Partner

By:  /s/ David Nierenberg
                            David Nierenberg, President

NIERENBERG INVESTMENT MGMT. CO., INC.,
GENERAL PARTNER OF THE D3 FUNDS
By:         Nierenberg Investment Management Offshore, Inc.
              General Partner

By:  /s/ David Nierenberg
                            David Nierenberg, President

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